Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS POSTS RECORD CASH FROM OPERATIONS
AND RECORD FREE CASH FLOW; THIRD QUARTER
SALES EVEN WITH 2018; INCREASES DIVIDEND

LAKE ZURICH, ILLINOIS, October 29, 2019 - ACCO Brands Corporation (NYSE: ACCO), today reported its third quarter results for the period ended September 30, 2019.

•	Record cash from operations of $190.8 million, record free cash flow of $183.4 million

•	Net sales of $505.7 million, even with 2018; up slightly excluding currency impact and acquisitions; raising outlook to include recent acquisition

•	EPS of $0.28 versus $0.34 in prior year; Adjusted EPS of $0.32 versus $0.34 in prior year; maintaining full-year outlook

•	North America sales up 3.4 percent from strong back-to-school season

•	Increases quarterly dividend 8.3 percent

"Our results in the quarter and year to date show a continuation of good execution of our strategies. North America finished the back-to-school season strongly, and delivered good sales and adjusted operating income growth for the quarter and the full season," said Boris Elisman, Chairman, President and Chief Executive Officer of ACCO Brands. "The acquisition of Foroni, a premier Brazilian manufacturer and marketer of consumer and school products, continued our expansion into more attractive geographies. I was also very pleased with our working capital management and resulting cash flow generation, which set a quarterly record. Our Board of Directors reiterated its confidence in the business by raising the quarterly dividend 8.3 percent. We are managing well in difficult markets and with a stronger dollar as a headwind, and believe we are on track for a solid year," Elisman added.

Net sales of $505.7 million were even with 2018, as acquisitions added 1.1 percent and adverse foreign exchange reduced sales 1.9 percent. Comparable sales increased slightly as pricing more than offset lower volume. Operating income of $48.8 million decreased 15.1 percent and adjusted operating income of $52.4 million declined 11.9 percent. Both reported and adjusted operating income declined due to lower gross profit and higher SG&A expenses.

Net income was $28.0 million, or $0.28 per share, including pre-tax charges of $2.9 million, primarily for restructuring, transaction and integration expenses. Net income in 2018 was $35.6 million, or $0.34 per share, including $2.0 million of charges and higher taxes. Adjusted net income was $31.3 million, or $0.32 per share, compared with $35.7 million, or $0.34 per share, last year. The decrease in both reported and adjusted net income was largely due to lower operating income as a result of lower gross margins in the EMEA and International segments and higher management incentive accruals. Both reported and adjusted earnings per share benefited from lower tax expense and fewer outstanding shares, partially offset by negative foreign exchange.

Business Segment Results

ACCO Brands North America - Sales of $272.4 million increased 3.4 percent from $263.4 million last year. Comparable sales increased 3.5 percent. The sales increase was driven by price increases and a strong back-to-school season. Operating income of $33.7 million was flat with last year. Adjusted operating income of $35.6 million increased 6.6 percent primarily as a result of higher sales.

ACCO Brands EMEA - Sales of $133.1 million decreased 7.0 percent from $143.1 million last year, primarily due to adverse foreign exchange that reduced sales 4.7 percent. Comparable sales decreased 2.3 percent, primarily due to reduced demand from a slowing economic environment. Operating income of $13.8 million decreased 5.5 percent from $14.6 million last year. Adjusted operating income of $13.9 million decreased 17.3 percent from $16.8 million last year. Operating income benefited from lower charges but both reported and adjusted operating income decreased due to lower sales, unfavorable product mix, higher input costs, and adverse foreign exchange.

ACCO Brands International - Sales of $100.2 million decreased 0.6 percent from $100.8 million last year as the Foroni acquisition added 5.7 percent and adverse foreign exchange reduced sales 2.8 percent. Comparable sales decreased 3.5 percent as growth in Brazil from initial back-to-school sales was offset by declines and lost placements in Australia and lower back-to-school sales in Mexico. Operating income of $10.8 million decreased 32.9 percent from $16.1 million last year. Adjusted operating income of $11.1 million declined 31.5 percent from $16.2 million last year. Both reported and adjusted operating income declined due to lower sales, inflationary cost increases, unfavorable product mix, and adverse foreign exchange.

Nine Month Results

Net sales increased 0.5 percent to $1,418.3 million from $1,411.9 million last year driven by International acquisitions and strong sales in North America, partially offset by negative foreign exchange. Comparable sales increased 1.6 percent primarily from higher sales in North America driven by strong back-to-school performance.

Operating income was $128.1 million, an increase of $7.1 million, or 5.9 percent, from $121.0 million last year. Restructuring, integration and transaction charges were $5.6 million lower than last year. Foreign exchange reduced operating income $4.1 million, or 3.4 percent. Adjusted operating income was $135.0 million, an increase of $1.7 million, or 1.3 percent, from $133.3 million last year. The increase in both reported and adjusted operating income was a result of higher sales, improved productivity, and cost savings, which were partially offset by inflation (including tariffs), unfavorable product mix, adverse foreign exchange, and higher management incentive accruals.

Net income was $63.3 million, or $0.62 per share, including $12.1 million of charges, as unfavorable foreign exchange was partially offset by higher operating income. Net income in 2018 was $71.7 million, or $0.66 per share, which included $12.3 million of charges. The decline in net income was primarily due to higher taxes and interest expense, unfavorable foreign exchange, higher cost of products sold, and lower pension income. This was partially offset by higher operating income, including lower restructuring charges. Adjusted net income decreased to $76.3 million, or $0.75 per share, from $79.1 million, or $0.73 per share, last year. The decrease in adjusted net income was primarily due to higher net interest expense and unfavorable foreign exchange, partially offset by higher operating income. Both reported and adjusted earnings per share reflect lower shares outstanding.

Capital Allocation

In the quarter, the company generated $190.8 million of net cash from operating activities and, including capital expenditures of $7.2 million, generated $183.4 million of free cash flow. The strong third quarter cash generation benefited from reducing working capital. During the quarter the company repaid $174 million of seasonal borrowings. The company also repurchased 2.1 million shares for a net $16.0 million, and paid $5.9 million in dividends. In August the company completed the acquisition of Foroni for a purchase price of $42 million in cash and the assumption of $8 million in debt.

Today, the company announced that its Board of Directors increased its quarterly dividend 8.3 percent to 6.5 cents per share from 6 cents per share.

Year to date, the company generated $75.1 million of net cash from operating activities and, including capital expenditures of $21.9 million, generated $53.3 million of free cash flow. The company repurchased 7.5 million shares for a net $58.0 million, and paid $18.1 million in dividends.

The company expects to continue to generate strong annual cash flow, and its capital allocation priorities remain funding strategic acquisitions, debt reduction, dividends and share repurchases. The company continues to target a long-term net leverage ratio in the range of 2.0x-2.5x.

Outlook

The company is updating its 2019 outlook to include approximately $35 million in sales and nominal profit from the Foroni acquisition, and its latest views on foreign exchange and the tax rate.

	2019 Outlook	Previous Outlook
Net sales growth	0% to 1%	0%
Adjusted EPS	$1.15 to $1.20	$1.15 to $1.20
Free Cash Flow	$165 million to $175 million	$165 million to $175 million

Webcast

At 8:30 a.m. Eastern time on October 30, 2019, ACCO Brands Corporation will host a conference call to discuss the company's results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay following the event.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products. Our widely recognized brands include AT-A-GLANCE®, Barrilito®, Derwent®, Esselte®, Five Star®, Foroni®, GBC®, Hilroy®, Kensington®, Leitz®, Mead®, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®, Wilson Jones®, and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands, the Home of Great Brands Built by Great People, can be found at www.accobrands.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including comparable net sales, adjusted operating income, adjusted net income, adjusted net income per share, adjusted earnings before interest, taxes, depreciation and amortization, net leverage ratio, free cash flow, adjusted tax rate and normalized tax rate. We have included a description of each of these measures here or in the reconciliation to the most directly comparable GAAP financial measure in the tables attached to this press release. We sometimes refer to comparable net sales as comparable sales and adjusted net income per share as adjusted earnings per share.

Comparable net sales represent net sales excluding acquisitions and with current period foreign operation sales translated at prior year currency rates. "Adjusted" results exclude transaction and integration expenses associated with acquisitions, restructuring charges, other one-time or non-recurring items, and all unusual income tax items.

We use the non-GAAP financial measures both in the internal evaluation and management of our business and to explain our results to stockholders and the investment community. Senior management’s incentive compensation is derived, in part, using certain of these measures. We believe these measures provide management and investors with a more complete understanding of our underlying operational results and trends, facilitate meaningful comparisons and enhance an overall understanding of our past financial performance and our future prospects. The non-GAAP results are an indication of our baseline performance before gains, losses or other charges that we considered to be outside our core operating results.

The non-GAAP financial measures exclude certain items that may have a material impact upon our reported financial results such as unusual income tax items, restructuring and integration charges, acquisition-related transaction expenses, the impact of foreign currency fluctuation and acquisitions, and other one-time or non-recurring items. These measures should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measures and should be read in connection with the company’s financial statements presented in accordance with GAAP.

This press release also provides forward-looking non-GAAP adjusted earnings per share, free cash flow, net leverage ratio and adjusted tax rate. We do not provide a reconciliation of forward-looking adjusted earnings per share, adjusted tax rate, net leverage ratio or free cash flow to GAAP because the GAAP financial measure is not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty of forecasting and quantifying certain amounts that are necessary for such a reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, the variability of our tax rate and the impact of foreign currency fluctuation and acquisitions, and other charges reflected in our historical numbers. The probable significance of each of these items is high and, based on historical experience, could be material.

Forward-Looking Statements

The declaration and payment of future dividends will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations, cash flow, and other factors.

Statements contained in this press release, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are generally identifiable by the use of the words "will," "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan," and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the company’s securities.

Our 2019 guidance is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding the timing, cost and synergies expected from integration of acquisitions; impact of changes in U.S. tax laws and trade policies; changes in the macro environment; fluctuations in foreign currency and tax rates and share count; changes in the competitive landscape, including ongoing uncertainties driven by the consolidation in the traditional office products channels; as well as other factors described below.

Among the factors that could cause actual results to differ materially from our forward-looking statements are: a relatively limited number of large customers account for a significant percentage of our sales; risks associated with shifts in the channels of distribution for our products; risks associated with foreign currency fluctuations; challenges related to the highly competitive business environments in which we operate, including ongoing uncertainties driven by consolidation in the traditional office products channels; our ability to develop and market innovative products that meet consumer demands; our ability to grow profitably through acquisitions and expand our product assortment into new and adjacent categories; our ability to successfully integrate acquisitions and achieve the financial and other results anticipated at the time of acquisition, including synergies; risks associated with the changes to U.S. trade policies and regulations, including increased import tariffs and overall uncertainty surrounding international trade relations; the failure, inadequacy or interruption of our information technology systems or supporting infrastructure; risks associated with a cybersecurity incident or information security breach; our ability to successfully expand our business in emerging markets which generally expose us to greater financial, operational, regulatory and compliance and other risks; the effects of the U.S. Tax Cuts and Jobs Act; the impact of litigation or other legal proceedings; risks associated with changes in the cost or availability of raw materials, labor, transportation and other necessary supplies and services and the cost of finished goods; issues that affect consumer spending decisions during periods of economic uncertainty or weakness; the risks associated with outsourcing production of certain of our products, information systems and other administrative functions; the continued decline in the use of certain of our products; risks associated with seasonality; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements and the costs of compliance; the sufficiency of investment returns on pension assets and risks related to actuarial assumptions; any impairment of our intangible assets; risks associated with our indebtedness, including our debt service obligations, limitations imposed by restrictive covenants and our ability to comply with financial ratios and tests; the bankruptcy or financial instability of our customers and suppliers; our failure to comply with customer contracts; our ability to secure, protect and maintain our intellectual property rights; product liability claims, recalls or regulatory actions; our ability to attract and retain key employees; the volatility of our stock price; material disruptions of our or our suppliers' operations resulting from circumstances outside our control; and other risks and uncertainties described in "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports we file with the Securities and Exchange Commission.

For further information:

Christine Hanneman        Julie McEwan
Investor Relations        Media Relations
(847) 796-4320        (937) 974-8162

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net sales	$505.7	$507.3	(0.3)%	$1,418.3	$1,411.9	0.5%
Cost of products sold	349.8	346.5	1.0%	970.8	961.2	1.0%
Gross profit	155.9	160.8	(3.0)%	447.5	450.7	(0.7)%
Operating costs and expenses:
Selling, general and administrative expenses	96.4	92.8	3.9%	287.8	294.6	(2.3)%
Amortization of intangibles	8.6	9.4	(8.5)%	26.8	27.2	(1.5)%
Restructuring charges	2.1	1.1	90.9%	4.8	7.9	(39.2)%
Total operating costs and expenses	107.1	103.3	3.7%	319.4	329.7	(3.1)%
Operating income	48.8	57.5	(15.1)%	128.1	121.0	5.9%
Non-operating expense (income):
Interest expense	11.5	11.6	(0.9)%	33.6	30.9	8.7%
Interest income	(0.7)	(1.1)	(36.4)%	(2.9)	(3.5)	(17.1)%
Non-operating pension income	(1.3)	(2.6)	(50.0)%	(4.1)	(7.1)	(42.3)%
Other (income) expense, net	(0.9)	0.6	NM	0.1	1.6	(93.8)%
Income before income tax	40.2	49.0	(18.0)%	101.4	99.1	2.3%
Income tax expense	12.2	13.4	(9.0)%	38.1	27.4	39.1%
Net income	$28.0	$35.6	(21.3)%	$63.3	$71.7	(11.7)%

Per share:
Basic income per share	$0.29	$0.34	(14.7)%	$0.63	$0.68	(7.4)%
Diluted income per share	$0.28	$0.34	(17.6)%	$0.62	$0.66	(6.1)%

Weighted average number of shares outstanding:
Basic	97.6	103.8		100.4	105.6
Diluted	98.9	105.9		101.9	107.9

Dividends per common share	$0.06	$0.06		$0.18	$0.18

Statistics (as a % of Net sales, except Income tax rate)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018		2019	2018
Gross profit (Net sales, less Cost of products sold)	30.8%	31.7%		31.6%	31.9%
Selling, general and administrative expenses	19.1%	18.3%		20.3%	20.9%
Operating income	9.6%	11.3%		9.0%	8.6%
Income before income tax	7.9%	9.7%		7.1%	7.0%
Net income	5.5%	7.0%		4.5%	5.1%
Income tax rate	30.3%	27.3%		37.6%	27.6%

ACCO Brands Corporation and Subsidiaries
Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)
(In millions, except per share data)

The following table sets forth a reconciliation of certain Statement of Income information reported in accordance with GAAP to adjusted Non-GAAP Information.

	Three Months Ended September 30, 2019						Three Months Ended September 30, 2018
	Reported	% of	Adjusted		Adjusted	% of	Reported	% of	Adjusted		Adjusted	% of	% Change
	GAAP	Sales	Items		Non-GAAP	Sales	GAAP	Sales	Items		Non-GAAP	Sales	Adjusted
Gross profit	$155.9	30.8%	$0.1	(A.1)	$156.0	30.8%	$160.8	31.7%	$—		$160.8	31.7%	(3.0)%
Selling, general and administrative expenses	96.4	19.1%	(1.4)	(A.2)	95.0	18.8%	92.8	18.3%	(0.9)	(A.2)	91.9	18.1%	3.4%
Restructuring charges	2.1		(2.1)	(A.3)	—		1.1		(1.1)	(A.3)	—		NM
Operating income	48.8	9.6%	3.6		52.4	10.4%	57.5	11.3%	2.0		59.5	11.7%	(11.9)%
Interest expense	11.5		—		11.5		11.6		(0.6)	(A.4)	11.0		4.5%
Non-operating pension income	(1.3)		—		(1.3)		(2.6)		0.6	(A.5)	(2.0)		(35.0)%
Other (income) expense, net	(0.9)		0.7	(A.6)	(0.2)		0.6		—		0.6		NM
Income before income tax	40.2	7.9%	2.9		43.1	8.5%	49.0	9.7%	2.0		51.0	10.1%	(15.5)%
Income tax expense	12.2		(0.4)	(A.7)	11.8		13.4		1.9	(A.7)	15.3		(22.9)%
Income tax rate	30.3%				27.4%		27.3%				30.0%
Net income	$28.0	5.5%	$3.3		$31.3	6.2%	$35.6	7.0%	$0.1		$35.7	7.0%	(12.3)%
Diluted income per share	$0.28		$0.03		$0.32		$0.34		$—		$0.34		(5.9)%
Weighted average number of shares outstanding:	98.9				98.9		105.9				105.9

	Nine Months Ended September 30, 2019						Nine Months Ended September 30, 2018
	Reported	% of	Adjusted		Adjusted	% of	Reported	% of	Adjusted		Adjusted	% of	% Change
	GAAP	Sales	Items		Non-GAAP	Sales	GAAP	Sales	Items		Non-GAAP	Sales	Adjusted
Gross profit	$447.5	31.6%	$0.2	(A.1)	$447.7	31.6%	$450.7	31.9%	$—		$450.7	31.9%	(0.7)%
Selling, general and administrative expenses	287.8	20.3%	(1.9)	(A.2)	285.9	20.2%	294.6	20.9%	(4.4)	(A.2)	290.2	20.6%	(1.5)%
Restructuring charges	4.8		(4.8)	(A.3)	—		7.9		(7.9)	(A.3)	—		NM
Operating income	128.1	9.0%	6.9		135.0	9.5%	121.0	8.6%	12.3		133.3	9.4%	1.3%
Interest expense	33.6		(0.1)	(A.6)	33.5		30.9		(0.6)	(A.4)	30.3		10.6%
Non-operating pension income	(4.1)		—		(4.1)		(7.1)		0.6	(A.5)	(6.5)		(36.9)%
Other expense, net	0.1		0.5	(A.6)	0.6		1.6		—		1.6		(62.5)%
Income before income tax	101.4	7.1%	6.5		107.9	7.6%	99.1	7.0%	12.3		111.4	7.9%	(3.1)%
Income tax expense	38.1		(6.5)	(A.7)	31.6		27.4		4.9	(A.7)	32.3		(2.2)%
Income tax rate	37.6%				29.3%		27.6%				29.0%
Net income	$63.3	4.5%	$13.0		$76.3	5.4%	$71.7	5.1%	$7.4		$79.1	5.6%	(3.5)%
Diluted income per share	$0.62		$0.13		$0.75		$0.66		$0.07		$0.73		2.7%
Weighted average number of shares outstanding:	101.9				101.9		107.9				107.9

Notes for Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)

A.
"Adjusted" results exclude restructuring charges, transaction and integration expenses associated with the acquisitions of Esselte Group Holdings AB ("Esselte"), GOBA Internacional, S.A. de C.V. ("GOBA"), the Cumberland asset acquisition ("Cumberland") and Indústria Gráfica Foroni Ltda. ("Foroni"). In addition, "Adjusted" results exclude other one-time or non-recurring items and all unusual income tax items. Unusual income tax items include any tax return versus provision adjustments, the impacts of tax audits and changes in law, significant reserves for cash repatriation, excess tax benefits/losses and other discrete items. The discrete items are excluded due to the inherent difficulty in forecasting these items absent unreasonable effort.

1.	Represents the adjustment related to the amortization of step-up in the value of finished goods inventory associated with the Cumberland asset acquisition and Foroni in 2019.

2.	Represents the elimination of transaction and integration expenses associated with the acquisitions of Esselte and GOBA (in 2018 only), and GOBA, Cumberland and Foroni (in 2019 only).

3.	Represents the elimination of restructuring charges.

4.	Represents the elimination of forward points on a hedged intercompany loan for the GOBA acquisition.

5.	Represents the elimination of a pension curtailment gain related to a restructuring project for the integration of Esselte.

6.
Represents the write-off of debt issuance costs and other costs associated with the Company's refinancing in the second quarter of 2019 and a gain from the release of unneeded reserves for certain operating taxes related to a pre-acquisition period for GOBA in the third quarter of 2019.

7.
The adjustments to tax expense include the effects of the adjustments outlined in items A.1 - 6 above in the amount of $1.0 million and discrete tax adjustments of $(1.4) million for a total of $(0.4) million resulting in an adjusted tax rate of 27.4% for the third quarter of 2019, and adjustments in the amount of $2.0 million and discrete tax adjustments of $(8.5) million (including a $5.6 million tax expense related to our Brazilian tax reserve) for a total of $(6.5) million resulting in an adjusted tax rate of 29.3% for the nine months ended September 30, 2019. Income taxes in 2018 were recalculated at a normalized tax rate of 29% based on the then anticipated earnings mix for the full year, which was subsequently increased to 30%.

ACCO Brands Corporation and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
(In millions)

"Adjusted EBITDA" represents net income after adding back depreciation; stock-based compensation expense; amortization of intangibles; interest expense, net; other (income) expense, net; and income tax expense. Adjusted EBITDA excludes the amortization of the step-up in value of finished goods inventory, and excludes transaction, integration, and restructuring charges. The following table sets forth a reconciliation of net income reported in accordance with GAAP to Adjusted EBITDA.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net income	$28.0	$35.6	(21.3)%	$63.3	$71.7	(11.7)%
Inventory step-up amortization	0.1	—	NM	0.2	—	NM
Transaction and integration expenses	1.4	0.9	55.6%	1.9	4.4	(56.8)%
Restructuring charges	2.1	1.1	90.9%	4.8	7.9	(39.2)%
Pension curtailment gain	—	(0.6)	100.0%	—	(0.6)	100.0%
Depreciation	8.8	8.0	10.0%	26.3	25.5	3.1%
Stock-based compensation	0.9	(1.2)	NM	6.3	6.0	5.0%
Amortization of intangibles	8.6	9.4	(8.5)%	26.8	27.2	(1.5)%
Interest expense, net	10.8	10.5	2.9%	30.7	27.4	12.0%
Other (income) expense, net	(0.9)	0.6	NM	0.1	1.6	(93.8)%
Income tax expense	12.2	13.4	(9.0)%	38.1	27.4	39.1%
Adjusted EBITDA (non-GAAP)	$72.0	$77.7	(7.3)%	$198.5	$198.5	—%

Adjusted EBITDA as a % of Net Sales	14.2%	15.3%		14.0%	14.1%

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(In millions)

"Free Cash Flow" represents cash flow from operating activities less cash used for additions to property, plant and equipment, plus cash proceeds from the disposition of assets. The following table sets forth a reconciliation of net cash provided by operating activities reported in accordance with GAAP to Free Cash Flow.

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Net cash provided by operating activities	$190.8	$91.2	$75.1	$84.7

Net cash (used) provided by:
Additions to property, plant and equipment	(7.2)	(9.3)	(21.9)	(26.3)
Proceeds from the disposition of assets	(0.2)	0.2	0.1	0.2
Free cash flow (non-GAAP)	$183.4	$82.1	$53.3	$58.6

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	(unaudited)
(in millions)	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$37.7	$67.0
Accounts receivable, net	377.4	428.4
Inventories	312.5	340.6
Other current assets	45.3	44.2
Total current assets	772.9	880.2
Total property, plant and equipment	631.4	618.7
Less: accumulated depreciation	(372.0)	(355.0)
Property, plant and equipment, net	259.4	263.7
Right of use asset, leases	95.8	—
Deferred income taxes	105.0	115.1
Goodwill	709.7	708.9
Identifiable intangibles, net	756.8	787.0
Other non-current assets	22.5	31.5
Total assets	$2,722.1	$2,786.4
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$3.6	$—
Current portion of long-term debt	31.6	39.5
Accounts payable	175.7	274.6
Accrued compensation	46.1	41.6
Accrued customer program liabilities	89.2	114.5
Lease liabilities	20.6	—
Other current liabilities	110.8	129.0
Total current liabilities	477.6	599.2
Long-term debt, net	882.5	843.0
Long-term lease liabilities	84.6	11.0
Deferred income taxes	183.0	176.2
Pension and post-retirement benefit obligations	226.8	257.2
Other non-current liabilities	100.7	110.1
Total liabilities	1,955.2	1,996.7
Stockholders' equity:
Common stock	1.0	1.1
Treasury stock	(38.2)	(33.9)
Paid-in capital	1,893.8	1,941.0
Accumulated other comprehensive loss	(478.4)	(461.7)
Accumulated deficit	(611.3)	(656.8)
Total stockholders' equity	766.9	789.7
Total liabilities and stockholders' equity	$2,722.1	$2,786.4

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in millions)	2019	2018
Operating activities
Net income	$63.3	$71.7
Amortization of inventory step-up	0.2	—
Loss on disposal of assets	—	0.1
Depreciation	26.3	25.5
Other non-cash items	0.2	—
Amortization of debt issuance costs	1.7	1.5
Amortization of intangibles	26.8	27.2
Stock-based compensation	6.3	6.0
Loss on debt extinguishment	0.3	0.3
Changes in balance sheet items:
Accounts receivable	54.0	46.2
Inventories	34.8	(81.2)
Other assets	(2.6)	(0.6)
Accounts payable	(102.1)	39.1
Accrued expenses and other liabilities	(40.8)	(58.1)
Accrued income taxes	6.7	7.0
Net cash provided by operating activities	75.1	84.7
Investing activities
Additions to property, plant and equipment	(21.9)	(26.3)
Proceeds from the disposition of assets	0.1	0.2
Cost of acquisitions, net of cash acquired	(42.1)	(37.3)
Other assets acquired	(5.2)	—
Net cash used by investing activities	(69.1)	(63.4)
Financing activities
Proceeds from long-term borrowings	325.9	217.4
Repayments of long-term debt	(272.0)	(118.3)
Repayments of notes payable, net	(8.6)	—
Payments for debt issuance costs	(3.3)	(0.6)
Dividends paid	(18.1)	(18.9)
Repurchases of common stock	(56.8)	(75.0)
Payments related to tax withholding for stock-based compensation	(4.3)	(7.5)
Proceeds from the exercise of stock options	3.1	6.8
Net cash (used) provided by financing activities	(34.1)	3.9
Effect of foreign exchange rate changes on cash and cash equivalents	(1.2)	(7.1)
Net (decrease) increase in cash and cash equivalents	(29.3)	18.1
Cash and cash equivalents
Beginning of the period	67.0	76.9
End of the period	$37.7	$95.0

ACCO Brands Corporation and Subsidiaries
Supplemental Business Segment Information and Reconciliation (Unaudited)
(In millions)

	2019					2018					Changes
					Adjusted					Adjusted
		Reported		Adjusted	Operating		Reported		Adjusted	Operating			Adjusted	Adjusted
		Operating		Operating	Income		Operating		Operating	Income			Operating	Operating
	Reported	Income	Adjusted	Income	(Loss)	Reported	Income	Adjusted	Income	(Loss)	Net Sales	Net Sales	Income	Income	Margin
	Net Sales	(Loss)	Items	(Loss) (A)	Margin (A)	Net Sales	(Loss)	Items	(Loss) (A)	Margin (A)	$	%	(Loss) $	(Loss) %	Points
Q1:
ACCO Brands North America	$160.4	$6.8	$1.4	$8.2	5.1%	$165.6	$2.9	$1.8	$4.7	2.8%	$(5.2)	(3.1)%	$3.5	74.5%	230
ACCO Brands EMEA	146.5	15.9	0.2	16.1	11.0%	154.5	14.1	3.3	17.4	11.3%	(8.0)	(5.2)%	(1.3)	(7.5)%	(30)
ACCO Brands International	87.0	5.6	1.2	6.8	7.8%	85.7	5.8	0.8	6.6	7.7%	1.3	1.5%	0.2	3.0%	10
Corporate	—	(10.4)	0.4	(10.0)		—	(11.1)	0.4	(10.7)		—		0.7
Total	$393.9	$17.9	$3.2	$21.1	5.4%	$405.8	$11.7	$6.3	$18.0	4.4%	$(11.9)	(2.9)%	$3.1	17.2%	100

Q2:
ACCO Brands North America	$307.9	$60.6	$(0.2)	$60.4	19.6%	$282.8	$51.5	$1.6	$53.1	18.8%	$25.1	8.9%	$7.3	13.7%	80
ACCO Brands EMEA	128.3	7.4	—	7.4	5.8%	140.5	8.4	1.8	10.2	7.3%	(12.2)	(8.7)%	(2.8)	(27.5)%	(150)
ACCO Brands International	82.5	4.1	0.3	4.4	5.3%	75.5	3.3	0.3	3.6	4.8%	7.0	9.3%	0.8	22.2%	50
Corporate	—	(10.7)	—	(10.7)		—	(11.4)	0.3	(11.1)		—		0.4
Total	$518.7	$61.4	$0.1	$61.5	11.9%	$498.8	$51.8	$4.0	$55.8	11.2%	$19.9	4.0%	$5.7	10.2%	70

Q3:
ACCO Brands North America	$272.4	$33.7	$1.9	$35.6	13.1%	$263.4	$33.7	$(0.3)	$33.4	12.7%	$9.0	3.4%	$2.2	6.6%	40
ACCO Brands EMEA	133.1	13.8	0.1	13.9	10.4%	143.1	14.6	2.2	16.8	11.7%	(10.0)	(7.0)%	(2.9)	(17.3)%	(130)
ACCO Brands International	100.2	10.8	0.3	11.1	11.1%	100.8	16.1	0.1	16.2	16.1%	(0.6)	(0.6)%	(5.1)	(31.5)%	(500)
Corporate	—	(9.5)	1.3	(8.2)		—	(6.9)	—	(6.9)		—		(1.3)
Total	$505.7	$48.8	$3.6	$52.4	10.4%	$507.3	$57.5	$2.0	$59.5	11.7%	$(1.6)	(0.3)%	$(7.1)	(11.9)%	(130)

Q4:
ACCO Brands North America						$228.9	$28.5	$3.1	$31.6	13.8%
ACCO Brands EMEA						167.1	22.3	0.7	23.0	13.8%
ACCO Brands International						133.3	24.0	0.3	24.3	18.2%
Corporate						—	(8.8)	—	(8.8)
Total						$529.3	$66.0	$4.1	$70.1	13.2%

YTD:
ACCO Brands North America	$740.7	$101.1	$3.1	$104.2	14.1%	$940.7	$116.6	$6.2	$122.8	13.1%
ACCO Brands EMEA	407.9	37.1	0.3	37.4	9.2%	605.2	59.4	8.0	67.4	11.1%
ACCO Brands International	269.7	20.5	1.8	22.3	8.3%	395.3	49.2	1.5	50.7	12.8%
Corporate	—	(30.6)	1.7	(28.9)		—	(38.2)	0.7	(37.5)
Total	$1,418.3	$128.1	$6.9	$135.0	9.5%	$1,941.2	$187.0	$16.4	$203.4	10.5%

(A) See "Notes for Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)" for a description of adjusted items on page 9.

ACCO Brands Corporation and Subsidiaries
Supplemental Net Sales Change Analysis (Unaudited)

	% Change - Net Sales				$ Change - Net Sales (in millions)
	GAAP	Non-GAAP			GAAP	Non-GAAP

				Comparable				Comparable
	Net Sales	Currency		Net Sales	Net Sales	Currency		Net Sales
	Change	Translation	Acquisition	Change (A)	Change	Translation	Acquisition	Change (A)
Q1 2019:
ACCO Brands North America	(3.1)%	(0.6)%	—%	(2.5)%	$(5.2)	$(1.0)	$—	$(4.2)
ACCO Brands EMEA	(5.2)%	(8.7)%	—%	3.5%	(8.0)	(13.5)	—	5.5
ACCO Brands International	1.5%	(8.3)%	13.8%	(4.0)%	1.3	(7.1)	11.8	(3.4)
Total	(2.9)%	(5.3)%	2.9%	(0.5)%	$(11.9)	$(21.6)	$11.8	$(2.1)

Q2 2019:
ACCO Brands North America	8.9%	(0.5)%	—%	9.4%	$25.1	$(1.3)	$—	$26.4
ACCO Brands EMEA	(8.7)%	(6.3)%	—%	(2.4)%	(12.2)	(8.9)	—	(3.3)
ACCO Brands International	9.3%	(5.2)%	15.8%	(1.3)%	7.0	(3.9)	11.9	(1.0)
Total	4.0%	(2.8)%	2.4%	4.4%	$19.9	$(14.1)	$11.9	$22.1

Q3 2019:
ACCO Brands North America	3.4%	(0.1)%	—%	3.5%	$9.0	$(0.2)	$—	$9.2
ACCO Brands EMEA	(7.0)%	(4.7)%	—%	(2.3)%	(10.0)	(6.7)	—	(3.3)
ACCO Brands International	(0.6)%	(2.8)%	5.7%	(3.5)%	(0.6)	(2.8)	5.7	(3.5)
Total	(0.3)%	(1.9)%	1.1%	0.5%	$(1.6)	$(9.7)	$5.7	$2.4

2019 YTD:
ACCO Brands North America	4.1%	(0.4)%	—%	4.5%	$28.9	$(2.5)	$—	$31.4
ACCO Brands EMEA	(6.9)%	(6.6)%	—%	(0.3)%	(30.2)	(29.1)	—	(1.1)
ACCO Brands International	2.9%	(5.3)%	11.2%	(3.0)%	7.7	(13.8)	29.4	(7.9)
Total	0.5%	(3.2)%	2.1%	1.6%	$6.4	$(45.4)	$29.4	$22.4
(A) Comparable net sales represents net sales excluding acquisitions and with current-period foreign operation sales translated at prior-year currency rates.